Exhibit 99.1

ARES INVESTMENTS HOLDINGS LLC ANNOUNCES INTENTION TO PURCHASE ARDC SHARES IN THE OPEN MARKET

NEW YORK— September 4, 2013 — Ares Investments Holdings LLC, an affiliate of Ares Capital Management II LLC, the investment adviser of the Ares Dynamic Credit Allocation Fund, Inc. (NYSE: ARDC), announced its intention to purchase ARDC shares in the open market from time-to-time, subject to market and economic considerations.  Ares has authorized, subject to those considerations, the purchase of up to $5 million of ARDC’s currently outstanding common shares (which currently represents approximately up to 1.7% of the outstanding common shares) in open-market transactions if the common shares are trading at a discount to net asset value (NAV).  Any purchases will be subject to and made in accordance with applicable regulatory requirements during the trading day.  Any Ares’ purchase activity, including the number of any shares purchased, average price and average discount to NAV, will be disclosed in subsequent public filings.

About Ares Dynamic Credit Allocation Fund

Ares Dynamic Credit Allocation Fund is a non-diversified, closed-end management company that is externally managed by an affiliate of Ares Management LLC, a global alternative asset manager with approximately $66 billion in committed capital under management as of July 1, 2013. Ares Dynamic Credit Allocation Fund seeks to provide an attractive level of total return primarily through current income and, secondarily, through capital appreciation, by investing in a broad, dynamically-managed portfolio of credit investments. There can be no assurance that the Fund will achieve its investment objective. Additional information is available at www.aresdc.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Dynamic Credit Allocation Fund undertakes no duty to update any forward-looking statements made herein.

This press release is not an offering, which can only be made by a prospectus.  Investors should consider the Fund’s investment objectives, risks, charges, and expenses carefully before investing.  The Fund’s prospectus contains this and other important information and should be read carefully before investing.

Ares Dynamic Credit Allocation Fund is a closed-end fund, which does not engage in a continuous offering of its shares. Since its initial public offering, the Fund has traded on the New York Stock Exchange under the symbol ARDC. Investors wishing to purchase or sell shares may do so by placing orders through a broker dealer or other intermediary.

For Information about Ares Contact

Bill Mendel

Mendel Communications LLC

(212) 397-1030

bill@mendelcommunications.com

For Information about ARDC Contact

ARDC@destracapital.com

(630) 241-4200

www.aresdc.com

Ares Capital Management II LLC is the Fund’s investment adviser, Destra Capital Investments, a broker/dealer, is providing secondary market servicing for the Fund.